Exhibit 95

MINE SAFETY DISCLOSURE

Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K (17 CFR § 229.104) require issuers that are operators, or that have a subsidiary that is an operator, of a coal or other mine to disclose certain information regarding specified health and safety violations, orders and citations, related civil penalty assessments, related legal actions and mining-related fatalities.

Wilson County Holdings LLC (“WCH”), a wholly-owned subsidiary of Alleghany Corporation through Stranded Oil Resources Corporation, operates a facility in Fredonia, Kansas (the “Fredonia Facility”) that is regulated by the federal Mine Safety and Health Administration (“MSHA”). MSHA has classified the operations at the Fredonia Facility as “oil mining” and subject to MSHA jurisdiction under the Federal Mine Safety and Health Act of 1977 (“Mine Safety Act”).

The Mine Safety Act requires MSHA to thoroughly inspect mining facilities on a regular basis and to issue a citation or otherwise take enforcement against a mine operator if an inspector or authorized representative believes that any violation of the Mine Safety Act or MSHA’s standards or regulations has occurred.

Liability under the Mine Safety Act is strict. Operators subject to MSHA jurisdiction are generally liable under the Mine Safety Act for violations of the Mine Safety Act or the standards and regulations promulgated under the Mine Safety Act, regardless of fault. Whenever MSHA issues a citation or order, it generally proposes a civil penalty that the operator is ordered to pay. Mine operators may contest citations, orders and proposed assessments before the Federal Mine Safety and Health Review Commission, an independent adjudicatory agency.

The table below contains information for the reporting period concerning mine safety violations or other regulatory matters required by Section 1503(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 104 of Regulation S-K (17 CFR 229.104).

Subsidiary Name/Mine I.D. Number	Section 104(a) S&S Citations[1]	Section 104(b) Orders[2]	Section 104(d) Orders[3]	Section 110(b)(2) Violations[4]	Section 107(a) Orders[5]	Total Dollar Value of MSHA Assessments Proposed (Actual Amount)	Total Number of Mining Related Fatalities	Received Notice of Pattern of Violations under Section 104(e) (Yes/No)[6]	Legal Actions Pending as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period[7]
Wilson County Holdings LLC	-	-	-	-	-	$ -	-	No		-	1
Mine I.D. No. 1401756

[1]	Section 104(a) S&S citations are alleged violations of mandatory health or safety standards that could significantly and substantially contribute to a mine health and safety hazard.
[2]	Section 104(b) orders are alleged failures to abate or correct an alleged violation within the period of time specified in the citation or order.
[3]	Section 104(d) citations and orders are issued for alleged unwarrantable failures – aggravated conduct constituting more than ordinary negligence – to comply with mandatory safety or health standards.
[4]	Section 110(b)(2) violations are issued for alleged “flagrant” failures – reckless or repeated failures – to make reasonable efforts to eliminate a known violation of a mandatory safety or health standard that substantially proximately caused, or reasonably could have been expected to cause, death or serious bodily injury.
[5]	Section 107(a) imminent danger orders are issued for alleged conditions or practices which could reasonably be expected to cause death or serious physical harm before such condition or practice can be abated. A Section 107(a) order requires an operator to immediately withdraw miners from the area of the mine affected by the condition.
[6]	Section 104(e) written notices are served when MSHA determines that a mine operator has demonstrated a pattern of violating mandatory health or safety standards that could significantly and substantially contribute to a mine safety or health hazard.
[7]	The parties reached an agreement in Docket No. CENT 2017-0134. Docket No. CENT 2017-0134 was a civil penalty proceeding involving four citations issued in October of 2016 (Citation Nos. 8936992, 8936991, 8936996, 8936993). MSHA agreed to modify Citation No. 8936993 to non-S&S, and the other three citations were accepted as written.